Exhibit 99.1

PMA CAPITAL [LOGO]
A Specialty Risk Management Company

Mellon Bank Center Suite 2800
1735 Market Street
Philadelphia, PA 19103-7590

PRESS RELEASE

For Release: Immediate

      Contact: Albert D. Ciavardelli
                    (215) 665-5063

PMA Capital Appoints Neal Schneider to its Board of Directors

Philadelphia, PA, January 21, 2003 – PMA Capital (NASDAQ: PMACA) announced today that its Board of Directors has appointed Neal Schneider as a member of PMA Capital’s Board to fill a vacancy created when Board member Louis I. Pollock passed away in December 2002. Mr. Schneider’s appointment to the Board of Directors is effective January 20, 2003. In addition to being appointed to the Board of Directors for PMA Capital, Mr. Schneider will also serve on the Company’s Audit Committee.

“Mr. Schneider, who is a certified public accountant, has over 30 years of service to insurance and financial services clients. His wealth of experience in serving the needs of property/casualty insurance companies along with his extensive financial knowledge make him an excellent complement to our existing Board and Audit Committee and will broaden their overall expertise,” commented Mr. Frederick W. Anton III, Chairman of the Board of PMA Capital.

Since July 2002, Mr. Schneider has been a partner for Smart and Associates, LLP where he opened and manages their New York City office to serve the financial, operational and technology consulting needs of a broad array of clients, including a significant number of property and casualty insurance companies. Mr. Schneider retired as a partner of Arthur Andersen in 2000. During his over 30-year career at Arthur Andersen, he was the Partner in Charge of their world-wide Insurance Industry Practice responsible for strategy development, implementation and delivery of all professional services to insurance companies around the world. Mr. Schneider also served as the Partner in Charge of Arthur Andersen’s North American Financial Services Practice, which provided audit, tax, actuarial and consulting services to insurance, asset management, capital markets and banking industries. While at Arthur Andersen, Mr. Schneider served as the public accounting firm’s representative on the AICPA Insurance Companies Committee. He also served on the Board of Governors of the Society of Chartered Property and Casualty Underwriters. Mr. Schneider presently serves on the Boards of several privately held insurance oriented companies.

PMA Capital Corporation, headquartered in Philadelphia, Pennsylvania, is an insurance holding company, whose operating subsidiaries provide specialty risk management products and services to customers throughout the United States. The primary product lines of PMA Capital’s subsidiaries include property and casualty reinsurance, underwritten and marketed through PMA Re, and workers’ compensation, integrated disability and other commercial property and casualty lines of insurance in the eastern part of the United States, underwritten and marketed under the trade name The PMA Insurance Group.

For additional information about PMA Capital and its specialty insurance businesses, please contact Investor Relations at 215.665.5046 or visit us at www.pmacapital.com.